Exhibit 10.5

LETTER OF INTENT

This letter of intent (the “LOI”) is entered into on _20_ November 2020 by and between:

(1)	FREYR AS, Nytorget 1, company registration number 920 388 620, having its registered address at 8622 Mo i Rana, Norway (“FREYR”); and

(2)	Mo Industripark AS, company registration number 914 780 152, having its registered address at Halvor Heyerdahls vei 48, 8626 Mo i Rana, Norway (“MIP”),

jointly referred to as the “Parties”.

WHEREAS:

(A)	MIP is the owner of Mo Industripark which is a leading industrial development zone in Northern Norway;

(B)	FREYR is planning a staged construction of lithium ion battery production plant which may be located in Mo Industripark (hereafter referred to as the “Project”);

(C)	The first stage of the Project involves the construction of a pilot battery production plant to be constructed in an existing warehouse named “Kamstålbygget” situated on the dock of Mo Industripark;

(D)	MIP hereby provides a binding offer to FREYR for the rental of “Kamstålbygget” on the terms set out herein;

(E)	The Parties have a joint intention that also the subsequent stages of the battery production plants will be constructed on different areas in Mo Industripark leased from MIP; and

(F)	MIP and FREYR agrees that FREYR should have a time limited and exclusive right to lease the different areas described in this LOI;

NOW THEREFORE, the Parties agree as follows:

1	BINDING OFFER FOR THE RENTAL OF “KAMSTÅLBYGGET”

MIP hereby offers FREYR to rent approximately 12,966 square metres of “Kamstålbygget” including offices in the building and outdoor areas adjacent to the building (lease of offices and size of outdoor area to be decided by FREYR), with registered address Terminalveien 22, gnr. 20, bnr 538, in Rana municipality, all as indicated in the drawings/maps included as Attachment 1.

The area of building and offices rented will be specified in the lease contract and based on BTA as defined by the Norwegian standard.

The offered lease price is a maximum price of NOK 475 per square meter for the building and 40 NOK per square meter for the adjacent outdoor areas.

The offered lease period is 20+10 years subject to a mutually agreed termination clause being included in the negotiated lease agreement.

The offer is binding on MIP until 30 June 2021.

Included in the lease prices of the building and land is :

●	MIPs building insurance

●	Property tax

●	Land area under the building

In the event that FREYR chooses to rent out only half of the building and in case MIP decides to rent out the remaining part of the building, FREYR is responsible of sectioning the building with a suitable wall, and responsible of sectioning the existing technical installations.

The Parties agree that the lease agreement shall be negotiated in good faith on the basis that the building is provided “as is” to FREYR (“as is” being understood as the condition the building is in as of 31 January 2021 after MIP has performed works agreed with FREYR in the building and adjacent outdoor areas). MIP shall be responsible for making sufficient utilities (water, electricity etc) available for FREYR’s pilot battery production plant based on separate agreements.

MIPs shall have the building, the outdoor lease areas and all utilities ready for FREYR’s lease from 31 January 2021 or as soon as reasonably possible following the departure of the incumbent tenant.

MIP shall provide reasonable assistance to FREYR in connection with relevant applications to authorities (e.g. environmental permits etc).

2	EXCLUSIVE RIGHT TO LEASE CERTAIN AREAS

2.1	Right to lease

From the date of signing of this LOI until 30 June 2022 (the “Exclusivity Period”), FREYR shall have the exclusive right to lease the areas indicated on the map included as Attachment 2 (the “Exclusive Areas”).

If FREYR elects to lease any part of the Exclusive Areas, it shall do so on commercial terms agreed between the Parties after having negotiated in good faith. The price for the lease of the Exclusive Areas shall be 40 NOK per square metre from start of the lease. Without limiting Clause 2.2 (which inter alia deals with allocation of costs related to preparation of the site), this price is based on assumption that the Exclusive Areas are fully ready for FREYR’s construction works and utilities being provided to the boundary (No: tomtegrensen) of the Exclusive area adjacent to the plant.

During the Exclusivity Period MIP has full right to lease the Exclusive Areas to other companies, but shall (according to clause 2.2 below) ensure that the Exclusive Areas are available for FREYR’s use within 6 months after FREYR gives notice to MIP that it has elected to lease the Exclusive Areas according to this clause. Consequently, MIP shall ensure that is has the right to terminate any lease agreements with other companies by giving 6 months’ notice.

If MIP sells any part of the Exclusive Area in the Exclusivity Period it shall ensure that FREYR’s rights under this LOI is transferred to any purchaser.

2.2	Preparation of the Exclusive Areas

In order to ensure that the Exclusive Areas will be ready for FREYR’s use as soon as possible after FREYR gives notice to MIP that it has elected to lease the Exclusive Areas, the Parties have agreed to the following plan:

●	Following the signing of this LOI, FREYR and MIP to deliver a joint pre-engineering scope for the ground works and infrastructure preparations for the Exclusive Areas to make them suitable for the battery production plants that FREYR intends to construct on the Exclusive Areas; and

●	thereafter, FREYR and MIP shall develop and issue a joint tender for such works. In this tender, the Parties will distinguish between the scope of work which is MIP’s and FREYR’s responsibilities accordingly so that such portions of the scope of work can be quoted separately by the tendering contractors. The Parties shall jointly work together after the signing of this LOI to agree on the division of responsibilities for such works.

If FREYR gives notice to MIP that it has elected to lease the Exclusive Areas, the Parties will separately engage the same contractor (under two agreements) to carry out the works needed to prepare the Exclusive Areas for FREYR’s intended use of the Exclusive Areas and shall cover their own costs under each agreement according to their responsibilities.

3	RIGHT OF FIRST REFUSAL WITH REGARDS TO CERTAIN AREAS

3.1	Right of first refusal

From the date of signing of this LOI until 30 June 2022 (the “Right of First Refusal Period”), FREYR shall have the right of first refusal to lease the areas indicated on the map included as Attachment 2 (the “Right of First Refusal Areas”). The right of first refusal shall give FREYR the option to lease the Right of First Refusal Areas on similar terms as a third party has offered to MIP to lease the same areas in good faith (such offer to be in writing and binding on the third party). FREYR shall have 2 weeks to decide whether it wants to utilise its right of first refusal after MIP has notified FREYR of the offer from a third party.

If FREYR elects to lease any part of the Right of First Refusal Areas after executing the option described herein, the Parties shall negotiate a lease agreement in good faith based on the terms offered by the third party to MIP.

During the Right of First Refusal Period, MIP has full right to lease the Right of First Refusal Areas to other companies, but shall ensure that the Right of First Refusal Areas are available for FREYR’s use within 6 months after FREYR gives notice to MIP that it has elected to lease the Right of First Refusal Areas according to this clause. Consequently, MIP shall ensure that is has the right to terminate any lease agreements with other companies by giving 6 months’ notice.

3.2	Lease of Right of First Refusal Areas without an offer from a third party to MIP

If MIP has not received an offer from a third party as described in the clause above, and FREYR decides to lease the Right of First Refusal Area (or parts thereof), it shall do so on commercial terms agreed between the Parties after having negotiated in good faith. The price for the lease of the Right of First Refusal Areas shall be no greater than 45 NOK per square metre.

4	COMPENSATION

In compensation for holding the options in relation to article 1, 2 and 3, FREYR shall either pay MIP a lump sum of 300,000 NOK payable on the 1st of April 2021 or issue convertible notes to MIP for a similar amount (on terms to be agreed between the parties).

All prices in this document is excluded VAT. VAT will be added to the lease prices.

5	CONFIDENTIALITY

The Parties shall keep the information in this Agreement confidential until the end of the Exclusivity Period.

6	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in all respects in accordance with the laws of Norway.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved before the Norwegian courts.

* * *

FREYR AS	Mo Industripark AS

/s/ Tom Einar Jensen	/s/ Arve Ulriksen
Name: Tom Einar Jensen	Name: Arve Ulriksen
Title: Chief Executive Officer	Title: CEO

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